OHIO LEGACY CORP ANNOUNCES SECOND QUARTER RESULTS

Wooster, Ohio, July 16, 2008 - Ohio Legacy Corp (NASDAQ: OLCB) today reported 2008 second quarter net income of $63,340 or $0.03 per share compared to ($34,317) or ($0.02), during the second quarter of 2007.

Earnings for the first six months of 2008 were $32,241, or $0.01 per common share, compared with ($39,763) or ($0.02) per common share for the comparable year-ago period.

The following key items summarize the Company’s financial results through June 30, 2008:

▪	Interest expense has been reduced on all major funding categories.
▪	Net interest margin was 3.38% for the period, a marked improvement over previous quarters.
▪	Non interest income performed as expected during the period.
▪	Non interest expense fully reflects the cost savings measures implemented over the last three quarters.
▪	Charge-offs remained low for both the quarter and the first six months of the year.

Credit Quality - The provision for loan losses totaled $5,000 and $11,500, respectively, for the quarter and the first six months of 2008. The Company’s level of non-performing loans remained high, but stable with $4.0 million categorized as non-accrual and $3.8 million as other real estate owned (OREO.) Criticized substandard loans that are still accruing also remained high at $3.0 million. Management believes that these loans are correctly valued as a result of charges taken during the third and fourth quarters of 2007. The Company is actively monitoring all substandard, non-accrual and OREO assets through monthly or more frequent reviews of each relationship.

Net Interest Income - Interest income was down compared to the same period in 2007, reflecting the reduction of $38.9 million in earning assets associated with the sale of loans associated with the Millersburg office during the third quarter of 2007. Respectively, for the quarter and for the first six months of 2008 interest income was down $877,000 or 24.2% and $1.7 million or 23.8% compared to the same periods a year ago. Interest expense for the same periods declined $749,000 or 36.6% and $1.3 million or 32.5%. The net interest margin increased to 3.38% in the second quarter, compared to 2.99% for the same period last year. For the year to date through June 30, the net interest margin was 3.33% compared to 3.06% in 2007.

Noninterest Income - Compared to the second quarter and the first six months of 2007, noninterest income fell $48,000 and $109,000, respectively. A decrease in service charge income as a result of the sale of the Millersburg office accounts for most of the reduction. We are pleased with the performance of our fee businesses against our financial plan for 2008. Our partnership with Midwest Real Estate Services began in May and was profitable in June. We look for improved performance from this partnership in the form of higher gains on loan sales as the housing segment begins to stabilize.

Noninterest Expense - The Company continued to focus on reducing and stabilizing noninterest expense levels resulting in declines of $287,000 or 15.0% and $573,000 or 18.8% for the quarter and the first six months of 2008 compared to 2007. Salaries accounted for the largest share of this reduction, with decreases of $148,000 and $379,000 for the quarter and the first half of the year.

Loans and Leases - Loan balances decreased $5.1 million from December 31, 2007. Our financial plan for 2008 did not include any loan growth, which reflects the Company’s decision to reduce the concentration of commercial real estate assets in our portfolio. Commercial real estate loans have declined $6.4 million since the end of 2007, and residential real estate loans have increased by $3.1 million.

Deposits - Demand deposits were up $1.1 million or 4.1% since December 31, 2007. Money market and savings balances increased $6.5 million or 8.9% for the same period. Certificates of deposit declined by $4.3 million or 5.9% since year end. The changes in the mix of deposits reflect the Company’s continued focus on growing core deposit relationships and reducing its dependence on higher cost CDs.

STRATEGIC DEVELOPMENTS - The Company signed agreements with Midwest Mortgage Processing LLC and JMC Marketing LLC and opened mortgage loan production offices in the Dayton and Columbus areas in May. This business effort broke even in May and was profitable in June. Both of these housing markets are more stable than northern Ohio and represent an opportunity to leverage the mortgage processing staff investment that we made in the fall of 2006. As the regulatory environment for mortgage bankers tightens, we are confident the opportunity to hire mortgage experts in stable to growing markets will increase. We believe this strategy complements our core banking initiatives and will contribute to our goal of becoming a profitable, superior small business bank.

During the second quarter, the Company was able to take advantage of the earlier declines in rates and lower our cost of funds on most products. However, the continuing demand for liquidity by the large super-regional banking competitors which operate in our markets has led to retail pricing on both demand and term deposits that is well above national averages and significantly above our prices. We are attempting to use our service advantage to combat these pricing differences and believe that we have done so effectively over the last few months. However, if these competitors continue to raise rates in an effort to satisfy their cash needs, our ability to maintain deposit rates at reasonable levels will diminish severely, resulting in a negative impact on the net interest margin.

Credit quality continues to be our greatest concern. While our impaired asset numbers are stable, they are also too high by nearly every measure. We are committed to reducing our non-accrual loans, OREO assets and criticized-substandard loans in an orderly manner. The realities of the housing downturn will force us to hold some of these assets longer than we would like. However, as stated previously, Management believes that these assets have been correctly valued and the risk of additional material loss is low.

ABOUT OHIO LEGACY CORP

Ohio Legacy Corp is a bank holding company headquartered in Wooster, Ohio. Its subsidiary, Ohio Legacy Bank, N.A., provides financial services to small businesses and consumers though four full-service banking locations in Canton and Wooster, Ohio.

FORWARD-LOOKING STATEMENTS DISCLOSURE

This release contains certain forward-looking statements related to the future performance and financial condition of Ohio Legacy Corp. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the Company’s current condition and management’s understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the Company’s future results are set forth in the periodic reports and registration statements filed by the Company with the Securities and Exchange Commission.

OHIO LEGACY CORP
CONSOLIDATED BALANCE SHEETS
As of June 30, 2008, and December 31, 2007

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Cash and due from banks	$6,971,962	$5,764,580
Federal funds sold and interest-bearing deposits in financial institutions	195,641	1,350,625
Cash and cash equivalents	7,167,603	7,115,205
Certificate of deposit in financial institution	100,000	100,000
Securities available for sale	36,397,869	29,010,334
Securities held to maturity (fair value of $2,950,711 and $2,995,122 at June 30, 2008 and December 31, 2007)	3,001,289	3,002,754
Loans, net of allowance of $1,632,253 and $1,622,906 at June 30, 2008 and December 31, 2007	127,495,148	132,554,377
Federal bank stock	1,448,550	1,541,200
Premises and equipment, net	2,790,152	2,901,906
Intangible assets	100,119	150,322
Other real estate owned	3,749,757	2,416,367
Accrued interest receivable and other assets	1,873,503	1,488,214

Total assets	$184,123,990	$180,280,679

LIABILITIES
Deposits:
Noninterest-bearing demand	$16,176,263	$14,329,339
Interest-bearing demand	9,271,565	9,995,343
Savings and money market	53,993,617	49,566,417
Certificates of deposit, net	69,132,514	73,458,253
Total deposits	148,573,959	147,349,352
Repurchase agreements	1,350,808	2,022,869
Short term Federal Home Loan Bank advances	1,950,000	2,025,000
Long term Federal Home Loan Bank advances	16,000,000	12,000,000
Subordinated debentures	-	-
Capital lease obligations	481,585	493,168
Accrued interest payable and other liabilities	715,230	1,076,647
Total liabilities	169,071,582	164,967,036

SHAREHOLDERS’ EQUITY
Preferred stock, no par value, 500,000 shares authorized, none outstanding	-	-
Common stock, no par value, 5,000,000 shares authorized, 2,214,564 shares issued and outstanding at June 30, 2008, and December 31, 2007, respectively	18,799,339	18,781,925
Accumulated earnings	(3,439,977)	(3,472,218)
Accumulated other comprehensive loss	(306,954)	3,936
Total shareholders’ equity	15,052,408	15,313,643

Total liabilities and shareholders’ equity	$184,123,990	$180,280,679

OHIO LEGACY CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Six Months Ended June 30, 2008 and 2007
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Interest income:
Loans, including fees	$2,202,766	$3,259,258	$4,530,466	$6,500,532
Securities	485,164	287,256	912,659	586,025
Interest-bearing deposits and federal funds sold	28,306	42,574	60,423	143,022
Dividends on federal bank stock	20,493	24,300	41,702	48,123
Total interest and dividend income	2,736,729	3,613,388	5,545,250	7,277,702

Interest expense:
Deposits	1,092,626	1,711,647	2,324,214	3,422,874
Short term Federal Home Loan Bank advances	3,756	26,138	28,570	26,138
Long term Federal Home Loan Bank advances	176,106	174,363	339,546	370,201
Subordinated debentures	-	70,722	-	141,445
Repurchase agreements	5,373	27,561	17,833	41,122
Capital leases	19,600	36,373	39,431	73,040
Total interest expense	1,297,461	2,046,774	2,749,594	4,074,820

Net interest income	1,439,268	1,566,614	2,795,656	3,202,882

Provision for loan losses	5,000	14,000	11,500	57,000

Net interest income after provision for loan losses	1,434,268	1,552,614	2,784,156	3,145,882

Noninterest income:
Service charges and other fees	246,404	289,994	460,651	555,633
Gain on sale of loans	63,993	44,344	95,018	95,295
Gain on redemption of equity interest in Visa	-	-	27,561	-
Gain (loss) on disposition of other real estate owned	-	(620)	-	4,831
Other income	6,180	30,377	17,543	53,573
Total noninterest income	316,577	364,095	600,773	709,332

Noninterest expense:
Salaries and benefits	838,435	986,213	1,634,903	2,013,735
Occupancy and equipment	229,388	232,750	456,483	469,564
Professional fees	82,972	173,155	180,899	290,306
Franchise tax	48,821	62,903	99,071	126,653
Data processing	165,111	175,952	335,367	349,704
Marketing and advertising	35,826	51,925	95,737	101,846
Stationery and supplies	24,760	25,533	52,140	60,420
Intangible asset amortization	23,960	34,229	50,202	71,025
Deposit expense and insurance	68,300	76,453	129,437	118,601
Other expenses	169,932	155,417	318,449	324,072
Total noninterest expense	1,687,505	1,974,530	3,352,688	3,925,926

Earnings before income tax expense	63,340	(57,821)	32,241	(70,712)
Income tax expense	-	(23,504)	-	(30,949)

Net earnings	$63,340	$(34,317)	$32,241	$(39,763)

Basic earnings per share	$0.03	$(0.02)	$0.01	$(0.02)
Diluted earnings per share	0.03	(0.02)	0.01	(0.02)

Contact: D. Michael Kramer, President and Chief Executive Officer
330-263-1955
http://www.ohiolegacycorp.com